UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 21, 2010

Vanguard Minerals Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-51640	27-2387053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

402 West Broadway, Suite 2800, San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 525-5695

_______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On September 21, 2010, Vanguard Minerals Corporation  (the "Registrant") rescinded its transaction with Genesis Venture Fund India I, LP.  Under the terms of the transaction entered into on June 16, 2010, Vanguard Minerals Corporation, the registrant, entered into a Strategic Business Development Agreement ("Agreement") with Genesis Venture Fund India I, LP, a Delaware limited partnership ("Genesis").  The Agreement provided that Vanguard will furnish business development services and strategic management consulting services to Genesis over a period of 24 months.  The Agreement provided payment of up to $250,000 in cash by Genesis to Vanguard for the consulting services based on the milestones contained in the Agreement.  In addition, under the Agreement, Vanguard would have issued 125,000 shares of its common stock to Genesis in exchange for 15% of the limited partnership interests of Genesis.

The rescission means that Vanguard will not be providing any consulting services to Genesis and that Genesis will return within 30 days the 125,000 shares of Vanguard stock issued to it under the Agreement.  Vanguard has returned the membership interests to Genesis and there is no ongoing relationship between Vanguard and Genesis.

Vanguard has also rescinded its consulting agreement with Go Healthy, Inc. effective September 21, 2010 and will only be providing consulting services to Go Healthy on a fee-for-services basis.

The sole securities that Vanguard currently owns in another company are the 1,000,000 shares of PEI Worldwide Holdings, Inc.  As of September 21, 2010, Vanguard signed an Agreement with CEO James Price  and other shareholders indicating that the Company would attempt to sell or liquidate its shares to a third party buyer and that if it was unable to do so within a period of 90 days, Mr. Price and the other purchasers would agree to rescind the PEI purchase transaction and return the 1,000,000 shares of Vanguard issued in that transaction.

SECTION 8-Other Events

Item 8.01	Rescissions and Change In Business Policy

Out of concern for possible regulatory issues related to Vanguard's acceptance of stock for its management consulting services, Vanguard has made changes to the way that it conducts business.  As of September 21, 2010, Vanguard has notified its clients that it will not be accepting any stock or options in any of its clients as consideration.  Vanguard will only be providing services for cash compensation.

As of September 21, 2010, Vanguard has closed its incubation division, Greenzone Ventures and would be involved in the alternative energy sector only in as much as it would provide management consulting services in that sector for cash.  The division had not yet entered into any contracts or incubated or otherwise conducted business under the planned Greenzone model.

Vanguard has also rescinded its consulting agreement with Go Healthy, Inc. effective September 21, 2010 and will only be providing consulting services to Go Healthy on a fee-for-services basis.

The sole securities that Vanguard currently owns in another company are the 1,000,000 shares of PEI Worldwide Holdings, Inc.  As of September 21, 2010, Vanguard signed an Agreement with CEO James Price  and other shareholders indicating that the Company would attempt to sell or liquidate its shares to a third party buyer and that if it was unable to do so within a period of 90 days, Mr. Price and the other purchasers would agree to rescind the PEI purchase transaction and return the 1,000,000 shares of Vanguard issued in that transaction.

Previously, Vanguard had been retained by Whole In One Products, Inc., to provide strategic management and business consulting services.  Vanguard's compensation for such services consists of a royalty fee of 15% of Whole In One's gross sales and a 15% equity interest in the company.  Vanguard has not yet begun providing services under this agreement and has not yet received the equity interest nor has it received any royalties.  It is anticipated that Vanguard would begin receiving such royalties and would be issued the equity in the 3rd calendar quarter of 2010.  Whole In One Products is a client of Aero Financial.   Our CEO James Price is also a shareholder of Whole In One.

On September, 21, 2010, we amended our agreement with Whole In One Products to provide that we would not receive any equity interest in the company.  Instead, we will receive a cash bonus payment of $100,000 if Whole In One reaches $2,000,000 in gross sales of its products by June 30, 2011.

Item 8.02 Clarification of Business Model

Vanguard provides strategic management consulting on a fee-for -services basis.  It does not accept stock or stock options or other securities of its clients for payment.  Vanguard provides management consulting services to emerging growth companies.  Vanguard intends to grow its management consulting business primarily by assisting companies with their domestic and international expansion plans, marketing and sales efforts.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

99.01     Rescission agreement between Vanguard Minerals Corporation and James Price regarding the purchase of shares in PEI Worldwide Holdings, Inc., dated September 21, 2010.

99.02    Form of Rescission agreement between Vanguard Minerals Corporation and various shareholders regarding the purchase of shares in PEI Worldwide Holdings, Inc., dated September 21, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vanguard Minerals Corporation

/s/ James Price
James Price
President and Chief Executive Officer

Date:         September 21, 2010